Exhibit 99.1

Contact Information:

CCG Investor Relations 10960 Wilshire Boulevard Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext. 103 Crocker Coulson, President Elaine Ketchmere, Partner	Perini Corporation 73 Mount Wayte Ave. Framingham, MA 01701 (508) 628-2295 Kenneth R. Burk, Senior Vice President & Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Record Results for 2007

•	Record revenues of $4.6 billion, 52% increase over 2006
•	Record net income of $97.1 million, 134% increase over 2006
•	Diluted EPS of $3.54 per share, 130% increase over 2006

Framingham, MA – February 26, 2008 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the year ended December 31, 2007.

2007 Results

Net income was a record $97.1 million for the year ended December 31, 2007, as compared to net income of $41.5 million in 2006. Diluted earnings per common share were $3.54 for the year ended December 31, 2007, as compared to $1.54 for the year ended December 31, 2006.

Revenues from construction operations were a record $4.6 billion for the year ended December 31, 2007, compared to revenues of $3.0 billion for the year ended December 31, 2006. The increase in revenues is due primarily to an increased volume of work in the building segment’s hospitality and gaming market in California, Connecticut, Maryland and Nevada.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report the highest annual revenues and net income in the Company’s 114-year history. Our building and management services segments have experienced outstanding operating performance from a solid backlog of profitable business in our geographic regions and primary markets in hospitality and gaming, healthcare, education and industrial buildings and U.S. Government services. The prospects for growth in each of these core markets remain very promising.”

Fourth Quarter Results

Net income was $22.9 million for the fourth quarter of 2007, as compared to fourth quarter net income of $19.3 million in 2006. Diluted earnings per common share were $0.83 for the fourth quarter of 2007, as compared to diluted earnings per common share of $0.72 for the fourth quarter of 2006.

Revenues from construction operations were $1.2 billion for the fourth quarter of 2007, compared to revenues of $944.3 million reported for the fourth quarter of 2006.

-more-

February 26, 2008	Perini 2007 Results	Page 2

Backlog at $7.6 Billion

The backlog of uncompleted construction work at December 31, 2007 was $7.6 billion, as compared to $8.5 billion at December 31, 2006. The December 31, 2007 backlog includes new contract awards added during the fourth quarter of 2007 totaling $1.0 billion, which includes approximately $281 million of additional work in the hospitality and gaming market in Las Vegas, Nevada and Maryland and approximately $497 million of various new awards at Rudolph and Sletten, primarily in the office and industrial building and healthcare markets. The Company’s civil segment added $230 million to backlog during the fourth quarter of 2007 with the awarding of contracts for a mass transit project in New York City and for a roadway project in Maryland. In addition, Perini Management Services was awarded a Sustainment/Restoration & Modernization Acquisition Task Order Contract (“SATOC”) from the U.S. Air Force. Perini is one of ten contractors named to participate in this 10 year, $4 billion program. Specific task orders will be added to backlog as they are awarded on an individual project by project basis.

Financial Condition Remains Strong

The Company’s financial condition strengthened during the year ended December 31, 2007. Working capital increased to $293.5 million at December 31, 2007 from $194.0 million at December 31, 2006. The Company improved its solid base of shareholders’ equity to $368.3 million at December 31, 2007. In addition, the Company has $113.5 million available to borrow under its credit facility at December 31, 2007. The Company believes its strong financial position and credit arrangements are more than sufficient to support the Company’s substantial backlog.

Outlook

Looking ahead to 2008, the Company believes that it is on target to set another record for revenues and net income. Accordingly, the Company affirms its initial estimates for 2008 revenues in the range of $5.0 to $5.4 billion, and diluted earnings per share estimated to range from $3.50 to $3.75.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, corrections, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

-more-

February 26, 2008	Perini 2007 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues:
Building	$ 1,164,138	$ 801,037	$ 4,248,814	$ 2,515,051
Civil	51,522	74,790	234,778	281,137
Management services	31,056	68,505	144,766	246,651
TOTAL REVENUES	$ 1,246,716	$ 944,332	$ 4,628,358	$ 3,042,839

Gross profit	$ 62,200	$ 56,926	$ 248,894	$ 169,395
General and administrative expenses	28,179	25,921	107,913	98,516
Income from construction operations	34,021	31,005	140,981	70,879
Other income, net	5,780	1,270	15,361	2,581
Interest expense	(420)	(925)	(1,947)	(3,771)
Income before income taxes	39,381	31,350	154,395	69,689
Provision for income taxes	(16,509)	(12,048)	(57,281)	(28,153)
NET INCOME	$ 22,872	$ 19,302	$ 97,114	$ 41,536

Less: Dividends accrued on Preferred Stock	-	-	-	(166)
Excess of fair value over carrying value upon redemption
of Preferred Stock	-	-	-	(253)
Total available for common stockholders	$ 22,872	$ 19,302	$ 97,114	$ 41,117

BASIC EARNINGS PER COMMON SHARE	$ 0.85	$ 0.73	$ 3.62	$ 1.56

DILUTED EARNINGS PER COMMON SHARE	$ 0.83	$ 0.72	$ 3.54	$ 1.54

Weighted average common shares outstanding:
Basic	26,983	26,508	26,819	26,308
Effect of dilutive stock options, warrants and
restricted stock units outstanding	631	416	600	450
Diluted	27,614	26,924	27,419	26,758

Selected Balance Sheet Data (Unaudited)

(In Thousands of Dollars)

	December 31,	December 31,
	2007	2006
Total assets	$ 1,654,115	$ 1,195,992
Working capital	$ 293,521	$ 193,952
Long-term debt, less current maturities	$ 13,358	$ 34,135
Stockholders' equity	$ 368,334	$ 243,859

###